UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 15, 2010

Republic First Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-17007 (Commission File Number)	23-2486815 (I.R.S. Employer Identification No.)

50 South 16th Street, Suite 2400, Philadelphia, PA  19102
(Address of principal executive offices) (Zip code)

(215)-735-4422
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02 Termination of a Material Definitive Agreement.

On March 15, 2010, Republic First Bancorp, Inc. (“Republic First”), the parent company of Republic First Bank, and Metro Bancorp, Inc., formerly known as Pennsylvania Commerce Bancorp, Inc. (“Metro”), the parent company of Metro Bank, terminated their November 7, 2008 Agreement and Plan of Merger (the “Agreement”). The Agreement would have merged Republic First into Metro (the “Merger”). Consummation of the Merger was subject to a number of customary conditions, including the receipt of certain regulatory approvals. While waiting for regulatory approval, the parties had extended the initial April 30, 2009 closing deadline several times. On December 18, 2009, the parties had amended the Agreement to extend the closing deadline to March 31, 2010. The parties do not anticipate regulatory approval by March 31, 2010 and have mutually determined to terminate the Agreement.

Except for a few select provisions, such as the continued confidentiality of certain shared information, the provisions of the Agreement are now void and of no effect. Neither Metro nor Republic First will incur any penalties to the other due to termination of the Agreement.

Other material terms and conditions of the Agreement were described in Republic First’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on November 12, 2008, July 31, 2009, and December 22, 2009, and such descriptions are incorporated herein by reference.

Item 8.01 Other Events.

On March 15, 2010, Republic First issued a press release announcing the termination of the Agreement.  The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

2.4	Merger Termination Agreement

99.1	Press Release issued March 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC FIRST BANCORP, INC.

Date: March 15, 2010	By:	Frank A. Cavallaro Frank A. Cavallaro Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.4	Merger Termination Agreement

99.1	Press Release issued March 15, 2010.